Exhibit 21.1

Rubio’s Restaurants, Inc. and Subsidiaries
As of December 28, 2008

Name	Jurisdiction
Rubio’s Restaurants of Nevada, Inc.	Nevada
Rubio’s Incentives, LLC	Arizona